Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "MASTERWORKS 090, LLC", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF SEPTEMBER, A.D. 2021, AT 4:21 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6259783 8100
SR# 20213329942

Authentication: 204242797
Date: 09-24-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:21 PM 09/23/2021
FILED 04:21 PM 09/23/2021
SR 20213329942 - File Number 6259783

CERTIFICATE OF FORMATION

OF

MASTERWORKS 090, LLC

This Certificate of Formation, dated as of the 23rd day of September, 2021, is being duly executed and filed by the undersigned to form a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act.

FIRST: The name of the limited liability company (the "**Company**") formed hereby is:

Masterworks 090, LLC

SECOND: The registered office of the Company in the State of Delaware is located at 651 N. Broad Street, Suite 308, Middletown, DE 19709, County of New Castle. The name of its registered agent at such address is Global Virtual Agent Services, LLC.

THIRD: No member or manager shall be personally liable to the Company or its members or other managers for monetary damages for breach of fiduciary duty as a member or manager notwithstanding any provision of law imposing such liability; provided, however, that to the extent provided by applicable law, this provision shall not eliminate the liability of a member or manager for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

Jane Wang
Authorized Person